Exhibit 10.27

CIT GROUP INC.

SUPPLEMENTAL RETIREMENT PLAN

(As Amended and Restated Effective as of January 1, 2008)

CIT GROUP INC.
SUPPLEMENTAL RETIREMENT PLAN

Table of Contents

CIT GROUP INC.
SUPPLEMENTAL RETIREMENT PLAN

ARTICLE 1.

PURPOSE

            CIT Group Inc. adopted the Plan effective as of January 1, 1990. The Plan was last amended and restated as of January 1, 2005.

            The Plan is hereby amended and restated as set forth herein, effective as of January 1, 2008. Unless otherwise expressly provided herein, the rights of any person who had a Separation from Service, died or retired on or before January 1, 2008, shall be determined solely under the terms of the Plan in effect on the date of such person’s Separation from Service, death or retirement.

            The purpose of the Plan is to establish a means of providing unfunded benefits to certain eligible employees and their beneficiaries, which are in excess of the limitations imposed on the Retirement Plan by Sections 401(a)(17) and 415 of the Code.

            The Plan is intended to constitute an excess benefit plan and an unfunded deferred compensation plan for a select group of management and highly compensated employees within the meaning of the ERISA.

ARTICLE 2.

DEFINITIONS

            When used herein the following terms shall have the meanings set forth below. Capitalized words that are not defined herein have the meanings assigned to such words in the Retirement Plan.

     2.1. “Beneficiary” means the person entitled to receive benefits, if any, under the terms of the Retirement Plan following a Member’s Separation from Service due to death; provided, however, that, for all purposes under this Plan, the Beneficiary of a Traditional Member who is married at the time of death shall be the Traditional Member’s Spouse (as determined under the Retirement Plan).

     2.2. “Board” means the Board of Directors of the Company or any committee thereof which may be delegated responsibility with respect to the Plan.

     2.3. “CB Member” means a Member whose accrued benefit under the Retirement Plan is determined under the Cash Balance Account formula of the Retirement Plan.

     2.4. “Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

     2.5. “Code Limits” means Sections 401(a)(17) and 415 of the Code and any other provisions of the Code which, in the Committee’s determination, limit the amount of benefits which a Member may accrue under the Retirement Plan.

     2.6. “Committee” means the “Employee Benefit Plans Committee,” as defined in the Retirement Plan.

     2.7. “Company” means CIT Group Inc. or any successor thereto.

     2.8. “Deferred Compensation Plan” means the CIT Group Inc. Deferred Compensation Plan, as the same may be amended from time to time.

     2.9. “Employer” means the Company and any Affiliate that, with the consent of the Board, adopts the Plan.

     2.10. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the applicable rulings and regulations thereunder.

     2.11. “Member” means an employee of an Employer who is participating in the Plan, including a CB Member and a Traditional Member.

     2.12. “Payment Date” means, as applied to a Member and subject to Section 6.3, the first day of the fourth month following the month in which occurs the date of the Member’s Separation from Service.

     2.13. “Plan” means the CIT Group Inc. Supplemental Retirement Plan (previously known as The CIT Group Holdings, Inc. Supplemental Retirement Plan prior to January 1, 2005), as the same may be amended from time to time.

     2.14. “Retirement Plan” means CIT Group Inc. Retirement Plan, as the same may be amended from time to time.

     2.15. “Separation from Service” means a Member’s “separation from service” from the Company and each of its Affiliates, as determined under the default provisions included in the applicable Treasury Regulations issued under of Section 409A of the Code.

     2.16. “Specified Benefit Form” means (i) for a Member who is married to a Spouse for purposes of the Retirement Plan as of the date of the Member’s Separation from Service, a 50% qualified joint and survivor annuity payable over the life of the Member and the Member’s Spouse and commencing as of the first day of the month following the month in which the date of the Member’s Separation from Service occurs; and (ii) for a Member who is not married to a Spouse for purposes of the Retirement Plan as of the date of the Member’s Separation from Service, a single life annuity payable over the life of the Member and commencing as of the first day of the month following the month in which the date of the Member’s Separation from Service occurs.

     2.17. “Specified Employee” means an employee of the Company or its Affiliates who will be a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code determined in accordance with the uniform methodology and procedures adopted by the Committee.

     2.18. “Spouse” means, as of the date of determination, the individual of the opposite sex to whom the Member is married within the meaning of the laws of the jurisdiction of the Member’s domicile (including common law marriage under applicable state law), provided; however, that the marriage is recognized as valid under the laws of the United States. Unless otherwise specified herein, a man and a woman are married if their relationship is recognized as a marriage under the laws of the state or county in which the Member is domiciled and of the United States.

     2.19. “Supplemental Benefit” means the benefit, if any, payable to a Member or a Member’s Beneficiary in accordance with the provisions of the Plan.

     2.20. “Traditional Member” means a Member whose accrued benefit under the Retirement Plan is determined under the non-Cash Balance Account formula of the Retirement Plan.

ARTICLE 3.

ADMINISTRATION

     3.1. General Authority. The general supervision of the Plan shall be the responsibility of the Committee, which, in addition to such other powers as it may have as provided herein, shall have the power: (i) subject to Section 4.1, to determine eligibility to participate in, and the amount of benefit to be provided to any Member under, the Plan; (ii) to make and enforce such rules and regulations as it shall deem necessary or proper for the efficient administration of the Plan; (iii) to determine all questions arising in connection with the Plan, to interpret and construe the Plan, to resolve ambiguities, inconsistencies or omissions in the text of the Plan, to correct any defects in the text of the Plan and to take such other action as may be necessary or advisable for the orderly administration of the Plan; (iv) to make any and all legal and factual determinations in connection with the administration and implementation of the Plan; and (v) to employ and rely on legal counsel, actuaries, accountants and any other agents as may be deemed to be advisable to assist in the administration of the Plan. All such actions of the Committee shall be conclusive and binding upon all persons. The Committee shall be entitled to rely conclusively upon all tables, valuations, certificates, opinions, and reports furnished by any actuary, accountant, controller, counsel, or other person employed or engaged by the Company with respect to the Plan. If any member of the Committee is a Member, such member shall not resolve, or participate in the resolution of, any question which relates directly or indirectly to him and which, if applied to him, would significantly vary his eligibility for, or the amount of, any benefit to him under the Plan.

     3.2. Delegation. The Committee shall have the power to delegate to any person or persons the authority to carry out such administrative duties, powers and authority relative to the administration of the Plan as the Committee may from time to time determine. Any action taken by any person or persons to whom the Committee makes such a delegation shall, for all purposes of the Plan, have the same force and effect as if undertaken directly by the Committee.

     3.3. Actions; Indemnification. The members of the Committee, the members of any other committee and any officer or employee of an Employer to whom responsibilities are delegated by the Committee shall not be liable for any actions or failure to act hereunder. The Company shall indemnify and hold harmless, to the fullest extent permitted by law, the Committee (and each member thereof), the members of any other committee employed by an Employer and any officer or employee of an Employer to whom responsibilities are delegated by the Committee from and against any liabilities, damages, costs and expenses (including attorneys’ fees and amounts paid in settlement of any claims approved by the Company) incurred by or asserted against it or him by reason of its or his duties performed in connection with the operation or administration of the Plan.

     3.4. Section 409A Grandfathering. The Supplemental Benefit payable to a Member who had a Separation from Service prior to January 1, 2005 shall be governed by the terms of the Plan in effect at the time of the Member’s Separation from Service, except that, in the case of a Member whose date of Separation from Service was after October 3, 2004 and prior to January 1, 2005, the Supplemental Benefit shall be determined in accordance with the terms of the Plan in effect on October 3, 2004.

ARTICLE 4.

PARTICIPATION; SUPPLEMENTAL RETIREMENT AND DEATH BENEFITS

     4.1. Covered Employees. The Plan shall cover employees of an Employer whose benefits under the Retirement Plan are limited by the Code Limits; provided, however, that the Committee shall have the discretion to exclude one or more employees or classes of employees from participation in the Plan to the extent the Committee determines that such action is necessary or advisable for the Plan to continue to be limited to a select group of management and highly compensated employees within the meaning of the ERISA. The Supplemental Benefit, if any, provided to a Member or a Member’s Beneficiary shall be determined in accordance with Section 4.2.

     4.2. Supplemental Benefit. A Supplemental Benefit shall be provided under the Plan to any Member (i) who has Separation from Service and (ii) who, at the time of such Separation from Service, has a vested and accrued benefit under the Retirement Plan. No Supplemental Benefit shall be payable under the Plan to any Member or to such Member’s Beneficiary if, at the time of the Member’s Separation from Service, the Member does not have a vested and accrued benefit under the Retirement Plan. The amount of the Supplemental Benefit shall be calculated as of the date of the Member’s Separation from Service as follows:

            (a) CB Members Who Do Not Qualify for Early or Normal Retirement. The Supplemental Benefit of a CB Member who, as of the date of the CB Member’s Separation from Service, does not qualify for immediate retirement under the early or normal retirement provisions of the Retirement Plan shall equal:

            (i) The dollar value of the CB Member’s Cash Balance Account under the Retirement Plan as of the date of the CB Member’s Payment Date calculated, solely for purposes of this Plan, (I) as if the Code Limits did not apply to the calculation of such Cash Balance Account and (II) by including amounts attributable to voluntary salary or bonus deferrals by the CB Member under any Company-sponsored deferred compensation plan for the periods under the Retirement Plan applicable to the calculation of the CB Member’s Cash Balance Account; minus

            (ii) The dollar value of the Member’s Cash Balance Account as of the applicable Payment Date.

            (b) CB Members Who Qualify for Early or Normal Retirement. The Supplemental Benefit of a CB Member who, as of the date of such Member’s Separation from Service, qualifies for immediate retirement under the early or normal retirement provisions of the Retirement Plan shall equal:

            (i) The present value as of the Payment Date of the Specified Benefit Form that the Member would receive under the Retirement Plan if the Member had retired under the Retirement Plan as of the date of the Member’s Separation from Service calculated (I) as if the Code Limits did not apply to the calculation of the Member’s Accrued Benefit under the Retirement Plan and (II) by including amounts attributable to voluntary salary and bonus deferrals under any Company-sponsored deferred compensation plan for the periods under the Retirement Plan applicable to the calculation of the Member’s Accrued Benefit under the Retirement Plan; minus

            (ii) The present value of the Specified Benefit Form determined as of the Payment Date that the Member would receive under the Retirement Plan if the Member had retired under the Retirement Plan as of the date of the Member’s Separation from Service.

            (c) Traditional Members Who Qualify for Early or Normal Retirement. The Supplemental Benefit of a Traditional Member who, as of the date of such Member’s Separation from Service, qualifies for immediate retirement under the early or normal retirement provisions of the Retirement Plan shall equal:

            (i) The present value of the Specified Benefit Form that the Member would receive under the Retirement Plan if the Member had retired under the Retirement Plan as of the date of the Member’s Separation from Service calculated (I) as if the Code Limits did not apply to the calculation of the Member’s Accrued Benefit under the Retirement Plan and (II) by including amounts attributable to voluntary salary deferrals by the Traditional Member, under any Company-sponsored deferred compensation plan for the periods under the Retirement Plan applicable to the calculation of the Member’s Accrued Benefit under the Retirement Plan; minus

            (ii) The present value of the Specified Benefit Form determined as of the Payment Date that the Member would receive under the Retirement Plan if the Member had retired under the Retirement Plan as of the date of the Member’s Separation from Service; plus

            (iii) Interest from the first day of the month following the Member’s Separation from Service to the Payment Date. Such interest shall be credited based on the annual interest rate used to determine Interest Credits under the Retirement Plan for each month within such period, compounded monthly.

            (d) Traditional Members Who Do Not Qualify for Early or Normal Retirement. The Supplemental Benefit of a Traditional Member who, as of the date of such Traditional Member’s Separation from Service, does not qualify for immediate retirement under the early or normal retirement provisions of the Retirement Plan shall equal:

            (i) The present value of the single-life annuity benefit that the Traditional Member would receive under the Retirement Plan commencing as of the Traditional Member’s Normal Retirement Age calculated (I) as if the Code Limits did not apply to the calculation of the Traditional Member’s Accrued Benefit under the Retirement Plan and (II) by including amounts attributable to voluntary salary deferrals by the Traditional Member under any Company-sponsored deferred compensation plan for the periods under the Retirement Plan applicable to the calculation of the Traditional Member’s Accrued Benefit under the Retirement Plan; minus

            (ii) The present value of the single-life annuity benefit payable to the Member under the Retirement Plan commencing at the Traditional Member’s Normal Retirement Age; plus

            (iii) Interest from the first day of the month following the Member’s Separation from Service to the Payment Date. Such interest shall be credited based on the annual interest rate used to determine Interest Credits under the Retirement Plan for each month within such period, compounded monthly.

            (e) All Members. The amount calculated for a Member under paragraph (b) or (c) of this Section 4.2 shall be increased by the amount, if any, of the Member’s account under the CIT Group Inc. Supplemental Savings Plan attributable to the Member’s Flexible Retirement Contribution Account under the CIT Group Inc. Savings Incentive Plan, but only if, in computing the Member’s Retirement Plan benefit, the amount of the Flexible Retirement Contribution Account reduces the Member’s Retirement Plan benefit.

     4.3. Additional Benefits. The Committee may, in its sole discretion, in addition to the benefits payable under Section 4.2, if any, authorize payments of additional unfunded benefits to a Member pursuant to a formula negotiated in good faith between, and agreed to by, the Member and the Employer or specified in any plan or arrangement of the Company applicable to the Member. In addition, the Supplemental Benefit of a Member shall be increased by the accrual that the Member would have earned under the Retirement Plan in respect of any cash compensation paid to the Member from an Employer in the year following the year in which the Member’s Separation from Service occurs, but only to the extent that the Committee determines in good faith that it is not permissible or advisable under the provisions of the Code applicable to the Retirement Plan to take such compensation into account in calculating the Member’s benefit under the Retirement Plan.

     4.4. Death in Service.

            (a) Traditional Members. No Supplemental Benefit will be payable under the Plan if a Traditional Member incurs a Separation from Service as a result of the Member’s death and, at the time of death, the Traditional Member is not married to a Spouse. If a Traditional Member incurs a Separation from Service as a result of the Member’s death and, at the time of death, the Traditional Member is married to a Spouse, the death benefit payable to the Spouse shall be determined as follows:

            (i) Traditional Members Who Qualify for Early or Normal Retirement. The death benefit payble upon the death of a Traditional Member who is married to a Spouse and who qualifies for immediate retirement under the early or normal retirement provisions of the Retirement Plan shall equal:

            (1) The present value of the survivor’s benefit that would be paid under the Specified Benefit Form that the Spouse would receive under the Retirement Plan if the Member had retired under the Retirement Plan as of the date of the Member’s Separation from Service calculated (I) as if the Code Limits did not apply to the calculation of the Member’s Accrued Benefit under the Retirement Plan and (II) by including amounts attributable to (X) in the case of a Traditional Member, voluntary salary deferrals by the Traditional Member, under any Company-sponsored deferred compensation plan for the periods under the Retirement Plan applicable to the calculation of the Member’s Accrued Benefit under the Retirement Plan; minus

            (2) The present value of the survivor’s benefit that would be paid under the Specified Benefit Form that the Spouse would receive under the Retirement Plan if the Member had retired under the Retirement Plan as of the date of the Member’s Separation from Service.

            (ii) Traditional Members Who Do Not Qualify for Early or Normal Retirement. The death benefit payable upon the death of a Traditional Member who is married to a Spouse and who does not qualify for immediate retirement under the early or normal retirement provisions of the Retirement Plan shall equal:

            (1) The present value of the survivor’s benefit that would be paid under the Specified Benefit Form that the Spouse would receive under the Retirement Plan commencing as of the Traditional Member’s Normal Retirement Age calculated (I) as if the Code Limits did not apply to the calculation of the Traditional Member’s Accrued Benefit under the Retirement Plan and (II) by including amounts attributable to voluntary salary deferrals by the Traditional Member under any Company-sponsored deferred compensation plan for the periods under the Retirement Plan applicable to the calculation of the Traditional Member’s Accrued Benefit under the Retirement Plan; minus

            (2) The present value of the survivor’s benefit that would be paid under the Specified Benefit Form to the Spouse under the Retirement Plan commencing at the Traditional Member’s Normal Retirement Age.

            (b) CB Members. If a CB Member incurs a Separation from Service as a result of the Member’s death, the death benefit payable to the Member’s Beneficiary shall be equal to 100% of the Supplemental Benefit that would have been payable to the CB Member under Section 4.2 if the CB Member had incurred a Separation from Service (other than by reason of death) on the CB Member’s date of death.

     4.5. Actuarial Assumptions. For purposes of this Article IV, present value of a benefit shall mean the Actuarial Equivalent lump sum value of such benefit.

ARTICLE 5.

SOURCE AND PAYMENT OF SUPPLEMENTAL RETIREMENT BENEFITS

     5.1. Payment and Payment Date. Subject to Section 5.4, the Employer shall pay the Supplemental Benefit to which a Member is entitled under the Plan in a cash lump-sum on the Member’s Payment Date. In the event of the Member’s death, the Employer shall pay the Member’s Beneficiary, if any, the Supplemental Benefit to which such Beneficiary is entitled under the Plan in a cash lump-sum on the Payment Date applicable to the Member.

     5.2. Employer Obligation. Payment of the Supplemental Benefit shall be made by the Member’s Employer. If the Supplemental Benefit becomes payable to, or in respect of, a Member whose service included employment with more than one Employer, the Committee may allocate the payment obligation for the Supplemental Benefit to one Employer or between or among each such Employer.

     5.3. Unfunded Plan. All payments under the Plan shall be made from the general assets of the Employer making the payment. No assets of the Employer shall be segregated or earmarked to represent the liability for accrued Supplemental Benefits. The rights of any person to receive benefits under the Plan shall be only those of a general unsecured creditor. Notwithstanding the foregoing, nothing herein shall be construed to prevent the transfer of funds to a trust for the purpose of paying benefits hereunder, subject to compliance with Section 409A of the Code.

     5.4. Deferred Payment. If permitted by the Committee, effective on and after July 1, 2006, a Member may elect to defer receipt of all or a portion (not less than 25%) of the Supplemental Benefit to which the Member is entitled under the Plan provided that such election is filed at least 12 months before the Member’s Payment Date under the Plan (determined as if this deferral election had not been made). Any such election must provide that the Supplemental Benefit will be deferred for at least five years from the Member’s Payment Date in the form, and submitted in accordance with the requirements, in the Deferred Compensation Plan. Once a valid election becomes irrevocable, in accordance with the terms and conditions of the Deferred Compensation Plan, the Member’s Supplemental Benefit shall be payable at the time and in the form elected in accordance with the terms and conditions of the Deferred Compensation Plan, and the Company’s obligation to pay the Member’s Supplemental Benefit under this Plan shall cease.

ARTICLE 6.

AMENDMENT AND TERMINATION

     6.1. Amendment. The Board may amend the Plan in any respect and at any time; provided, however, that no such amendment shall have the effect of reducing the accrued Supplemental Benefit under Article 4 of any Member. The accrued Supplemental Benefit at the time of any amendment or Plan termination (as described in Section 6.2) is the amount contingently payable under Article 4, if all factors used in determining the benefit of a Member remained constant until the date the Supplemental Benefit is paid, but subject to diminution resulting from any subsequent increases in a Member’s benefit under the Retirement Plan. Notwithstanding the foregoing, any amendment to the Plan which (i) is necessary or advisable to effect changes approved by the Board, (ii) makes changes required by applicable law, (iii) adopts technical or clarifying amendments or (iv) does not in any significant respect increase benefits or cost to the Company may be made by the Committee.

     6.2. Termination. The Board may terminate the Plan at any time. In the event of a Plan termination (whether through an amendment to the Plan or otherwise), each Member shall be fully vested in such Member’s accrued Supplemental Benefit as of the date of the termination of the Plan. In the event of a termination of the Plan, the accrued Supplemental Benefit of a Member shall be paid either (a) following a Member’s Separation from Service or, if applicable, the Member’s death, in accordance with the terms of the Plan; or (b) if the Board so elects, on a date following the termination of the Plan specified by the Board, but only to the extent that such accelerated payment results in Section 409A Compliance.

     6.3. Section 409A Compliance. Effective for Terminations of Employment occurring on or after the Effective Date, if, at the time of the Member’s Separation from Service, the Member is a Specified Employee, then, solely to the extent necessary for Section 409A Compliance (as defined below), any amounts payable to the Member under the Plan during the period beginning on the date of the Member’s Separation from Service and ending on the six-month anniversary of such date shall be delayed and not paid to the Member until the first business day following such sixth-month anniversary date, at which time such delayed amounts will be paid to the Member in a cash lump sum (the “Catch-up Amount”). If payment of an amount is delayed as a result of this Section 6.3, such amount shall be increased with interest from the date on which such amount would otherwise have been paid to the Member but for this Section 6.3 to the day prior to the date the Catch-up Amount is paid. The annual rate of interest shall be the Interest Credit (as defined in the Retirement Plan) in effect for the month in which occurs the date of the Member’s Separation from Service. Such interest shall be paid at the same time that the Catch-up Amount is paid. If a Member dies on or after the date of the Member’s Separation from Service and prior to the payment of the Catch-up Amount, any amount delayed pursuant to this Section 6.3 shall be paid to the Member’s Beneficiary (together with interest) within thirty days following the date of the Member’s death.

            If any provision of this Plan would, in the reasonable, good faith judgment of the Committee, result or likely result in the imposition on a Member or any other person of a penalty tax under Section 409A of the Code, the Committee may modify the terms of the Plan, without the consent of any Member, in the manner that the Committee may reasonably and in good faith determine to be necessary or advisable to avoid the imposition of such penalty tax (“Section 409A Compliance”); provided, however, that any such reformation shall, to the maximum extent the Committee reasonably and in good faith determines to be possible, retain the economic and tax benefits to the affected Member hereunder while not materially increasing the cost to the Company of providing such benefits to the Member.

ARTICLE 7.

CLAIMS PROCEDURES

     7.1. Initial Claims. All claims for benefits under the Plan shall be submitted in writing to the Senior Vice President of Compensation and Benefits or such individual’s delegate (the “Claims Reviewer”) who shall review and consider the merits of the claim. Written notice of the Claims Reviewer's decision regarding the application for benefits shall be furnished to the claimant within ninety days after receipt of the claim; provided, however, that, if special circumstances require an extension of time for processing the claim, an additional ninety days from the end of the initial period shall be allowed for processing the claim, in which event the claimant shall be furnished with a written notice of the extension prior to the termination of the initial ninety-day period indicating the special circumstances requiring an extension and the date by which it is anticipated that a decision will be made. Any written notice denying a claim shall set forth the reasons for the denial, including specific reference to pertinent provisions of the Plan on which the denial is based, a description of any additional information necessary to perfect the claim and information regarding review of the claim and its denial, including a statement that the claimant may bring a civil action under Section 502(c) of ERISA if the claim is denied on appeal.

     7.2. Appeals of Decisions. A claimant may review all relevant documents and may request a review by the Committee of a decision denying the claim. Such a request shall be made in writing and filed with the Committee within sixty days after delivery to the claimant of written notice of the decision of the Claims Reviewer. Such written request for review shall contain all additional information that the claimant wishes the Committee to consider. The Committee may hold a hearing or conduct an independent investigation, and the decision on review shall be made as soon as possible after the Committee’s receipt of the request for review. Written notice of the decision on review shall be furnished to the claimant within sixty days after receipt by the Committee of a request for review, unless special circumstances require an extension of time for processing, in which event an additional sixty days shall be allowed for review. If such an extension of time for processing is required because of special circumstances, written notice of the extension shall be furnished prior to the commencement of the extension describing the reasons an extension is needed and the date when it is anticipated that the determination will be made. Written notice of the decision on review shall include specific reasons for the decision, including the relevant information described in Section 7.1 with respect to the initial denial and a statement that the claimant may review, upon request, copies of all documents relevant to the claimant’s claim.

     7.3. Finality. For all purposes under the Plan, such decision by the Claims Reviewer on claims (where no review is requested) and such decision by the Committee on review (where review is requested) shall be final, conclusive and binding on all interested persons as to participation and benefits eligibility, the amount of benefits and any other matter of fact or interpretation relating to the Plan.

     7.4. Statute of Limitations. A claimant wishing to seek judicial review of an adverse benefit determination under the Plan, whether in whole or in part, must file any suit or legal action, including, without limitation, a civil action under Section 502(a) of ERISA, within one year of the date the final decision on the adverse benefit determination on review is issued or should have been issued under Section 7.2 or lose any rights to bring such an action. If any such judicial proceeding is undertaken, the evidence presented shall be strictly limited to the evidence timely presented to the Committee. Notwithstanding anything in the Plan to the contrary, a claimant must exhaust all administrative remedies available to such claimant under the Plan before such claimant may seek judicial review pursuant to Section 502(a) of ERISA.

ARTICLE 8.

MISCELLANEOUS

     8.1. No Assignment. No person entitled to a benefit under the Plan shall have any power to assign, transfer, pledge, hypothecate or otherwise encumber the right to receive such payment and any attempt to do so shall be void and will not be recognized by the Committee.

     8.2. Withholding. The Employer making a payment under the Plan shall withhold therefrom such amounts as may be required by federal, state or local law, and the amount payable to any person under the Plan shall be reduced by the amounts so withheld.

     8.3. No Right to Continued Employment. Nothing in this Plan shall be construed to confer upon any person any legal right to be continued as an employee of the Employer and each Employer expressly reserves the right to discharge any employee whenever the interest of the Employer in its sole judgment may so require, without any liability on the part of the Company, the Employer or the Committee.

     8.4. Obligations. The Plan shall be binding upon and inure to the benefit of the Company, the Employers, their successors and each Member and his heirs, executors, administrators and legal representatives.

     8.5. Governing Law. Except to the extent federal law applies, the Plan shall be construed and administered in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, I, _________________, a member of the Employee Benefit Plans Committee of the CIT Group Inc., do hereby certify that the attached Plan, as amended and restated as of January 1, 2008, has been adopted by unanimous written consent of the members of the Employee Benefit Plans Committee on the ____ day of May, 2008. This amendment and restatement of the Plan has been executed the ____ day of May, 2008.

By: __________________________